    As filed with the Securities and Exchange Commission on October 12, 1999

                                                     Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                    --------

                            ILLUMINET HOLDINGS, INC.
            (Exact name of Registrant as specified in its character)

                   DELAWARE                            36-4042177
         (State or other jurisdiction               (I.R.S. Employer
       of incorporation or organization)           Identification No.)



                                  P.O. Box 2909
                             4501 Intelco Loop, S.E.
                             Lacey, Washington 98503
   (Address, including zip code, of Registrant's principal executive offices)

               ILLUMINET HOLDINGS, INC. 1997 EQUITY INCENTIVE PLAN

                ILLUMINET HOLDINGS, INC. 1999 STOCK PURCHASE PLAN

Roger H. Moore                                Copy to:
President and Chief Executive Officer         James M. Ash, Esq.
Illuminet Holdings, Inc.                      Blackwell Sanders Peper Martin LLP
P.O. Box 2909                                 Two Pershing Square
4501 Intelco Loop, S.E.                       2300 Main Street, Suite 1000
Lacey, Washington  98503                      Kansas City, Missouri 64108
(360) 493-6000                                (816) 983-8000


             (Name, address, telephone number, of agent for service)


                                            CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
                                                               Proposed maximum    Proposed maximum
                                               Amount to be     offering price    aggregate offering      Amount of
     Title of securities to be registered       registered       per share (4)           price         registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(1)        3,800,000            $19             $72,200,000          $20,072
-----------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share(2)          700,000            $19             $13,300,000           $3,698

Class A Common Stock, par value $.01 per           427,725            $76             $32,507,100           $9,037
share(3)
-----------------------------------------------------------------------------------------------------------------------

(1) Issuable under the 1997 Equity Incentive Plan. Includes rights to purchase Series B preference stock associated with the Common Stock.
(2) Issuable under the 1999 Stock Purchase Plan. Includes rights to purchase Series B preference stock associated with the Common Stock.
(3) Issuable under the 1997 Equity Incentive Plan. Includes rights to purchase Series B preference stock associated with the Common Stock.
(4) Based on the initial public offering price of the Common Stock on October 7, 1999.

                                EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Illuminet Holdings, Inc. (the "Company") are incorporated in this Registration Statement on Form S-8 (the "Registration Statement") by reference:

     1. The Company's Rule 424(b) Final Prospectus under the Securities Act of 1933, filed October 12, 1999.

     2. The Company's Registration Statement under the Securities Exchange Act of 1934 on Form 8-A, filed October 5, 1999.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a report or other document incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed report or other document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4: DESCRIPTION OF SECURITIES

     The Class A Common Stock is not registered under Section 12 of the Exchange Act.

     Dividend rights. Subject to those rights expressly granted to the holders of Preferred Stock, the holders of Class A Common Stock shall have the right to receive, together with the holders of Common Stock, dividends when and as declared by the Board of Directors of the Company for the holders of Common Stock out of the assets of the Company available for the payment of dividends under the laws of the State of Delaware; provided, however, that in determining the amount of the dividends payable to the holders of Common Stock and the holders of Class A Common Stock in the event of any such declaration, holders of Class A Common Stock shall be entitled to the amount of dividends to which they would have been entitled had the conversion of Class A Common Stock into Common Stock taken place immediately prior to such declaration.

     Terms of conversion. On April 5, 2000 (one hundred eighty-one (181) days following the date of the final prospectus for the Company's initial public offering), each outstanding share of Class A Common Stock shall, without any further action by the Company or any holder of shares of Class A Common Stock, automatically convert into four shares of Common Stock.

     Voting rights. Each share of Class A Common Stock shall entitle the holder thereof to vote, in person or by proxy, together with Common Stock at any and all meetings of the stockholders of the Company, on all propositions before such meetings. Prior to the conversion, each share of Class A Common Stock will have four votes.

     Holders of at least a majority of the shares entitled to vote can determine the outcome of questions presented to stockholders. However, approval of any of the following events requires the vote of the holders of at least two-thirds of the shares entitled to vote on these matters: (a) the Company's merger, consolidation or share exchange with another corporation; (b) a transfer of all or substantially all of the Company's assets outside of the ordinary course of business; (c) the Company's voluntary dissolution; or (d) an amendment, alteration, change or repeal of any provision of the Company's certificate of incorporation.

     The Company's certificate of incorporation does not allow cumulative voting for the election of directors.

     Classification of the Board of Directors. The Board of Directors shall be divided into three classes, which are designated Class I, Class II, and Class
III. The term of office of the Class I directors shall expire at the 2000 Annual Meeting of Stockholders; that of the Class II directors at the 2001 Annual Meeting of Stockholders; and that of the Class III directors at the 2002 Annual Meeting of Stockholders. At each annual meeting, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting.

     Liquidation rights. Subject to those rights expressly granted to the holders of Preferred Stock, the holders of Class A Common Stock shall have upon any liquidation (complete or partial), dissolution or winding up of the Company, whether voluntary or involuntary, the right to receive, together with the holders of Common Stock, all assets of the Company remaining after the payment to the holders of Preferred Stock of any amount which such holders are entitled to receive in preference to the holders of Common Stock and Class A Common Stock upon such liquidation, dissolution or winding up of the Company, as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock adopted by the Board of Directors, and subject to any right the Preferred Stock may have to participate in the distribution of such assets as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock; provided, however, that in determining the amount of assets to be received by the holders of Common Stock and the holders of Class A Common Stock in the event of such liquidation, dissolution or winding up of the Company, holders of Class A Common Stock shall be entitled to the amount of assets to which they would have been entitled had the conversion of Class A Common Stock into Common Stock taken place immediately prior to such liquidation, dissolution, or winding up of the Company.

     Anti-Takeover Provisions. The Company will be subject to the provisions of
Section 203 of the Delaware General Corporation Law ("DGCL") regulating corporate takeovers. Section 203 prevents a Delaware corporation, including those that are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. An interested stockholder is a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of that person. This is the case unless: (a) the transaction that resulted in the stockholder's becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained that status; (b) upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding those shares owned by (1) persons who are directors and also officers and (2) employee stock compensation plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or after the date the interested stockholder attained that status, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of Section 203. This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     The Company's certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes-in-control of management. These provisions include: (a) the Company's board of directors is classified into three classes of directors nearly equal in size with staggered three year terms; (b) the board of directors has the authority to issue one or more series of preferred stock; and (c) stockholders do not have cumulative voting rights. These provisions may have the effect of delaying or preventing a change-in-control. The Company's certificate of incorporation and bylaws provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may include services related to takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company.

     The Company has a shareholder rights plan that would significantly discourage, delay or prevent a merger or acquisition. The shareholder rights plan authorizes the issuance of one right for each share of common stock outstanding on November 20, 1998 or that becomes outstanding after that date. Each right represents the right to purchase shares of the Company's Series B preference stock. The rights become exercisable if a person or group acquires or makes a tender offer for more than 20% of the Company's outstanding common stock. Upon the occurrence of such an event, each right entitles the holder (other than the acquiror) to purchase for $150 the Company's common stock (or, as may be specified by the Company's board of directors, the Company's Series B preference stock) or, in some instances, stock of the acquiring entity, that would be worth $300. In certain instances, the board of directors may also elect to exchange the rights for shares of common stock. The rights expire on November 20, 2008, unless the Company redeems them earlier, prior to their becoming exercisable, in the Company's sole discretion.

     Until they are exercisable the rights transfer only with the common stock. The shares to be issued and the number of rights are subject to adjustment by the board of directors in certain instances.

ITEM 5: INTERESTS OF NAMED EXPERTS AND COUNSEL

     A partner at Blackwell Sanders Peper Martin LLP owns 1,610 shares of Class A Common Stock.

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

     As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of each of the Company's directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or the Company's stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the DGCL, the Company's Certificate of Incorporation and/or the Company's Bylaws provide that (1) the Company may indemnify the Company's directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; (2) the Company may indemnify the Company's other employees to the extent that the Company indemnifies the Company's officers and directors, unless otherwise required by law, the Company's Certificate of Incorporation, the Company's Bylaws or agreements; (3) the Company may advance expenses, as incurred, to the Company's directors, officers and other employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (4) the rights conferred in the Company's Bylaws are not exclusive.

     The Company carries insurance that insures the Company's officers and directors against liability they may incur for actions they take in their capacity as officers and directors, excluding liability related to alleged violations of federal or state securities laws. The Company intends to obtain, prior to the effective date of its registration statement, insurance coverage for the Company's officers and directors for alleged securities laws violations.

ITEM 7: EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8: EXHIBITS
     4.1 Certificate of Incorporation of Illuminet Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement under the Securities Act of 1933 on Form S-1, filed August 23, 1999 and amended on September 16, 1999 and amended on October 7, 1999).

     4.2  Amendment to Certificate of Incorporation of Illuminet Holdings, Inc.
          (incorporated by reference to Exhibit 3.2 of the Company's
          Registration Statement under the Securities Act of 1933 on Form S-1, filed August 23, 1999 and amended on September 16, 1999 and amended on October 7, 1999).

     4.3  Bylaws of Illuminet Holdings, Inc., as amended on August 20, 1999
          (incorporated by reference to Exhibit 3.3 of the Company's
          Registration Statement under the Securities Act of 1933 on Form S-1, filed August 23, 1999 and amended on September 16, 1999 and amended on October 7, 1999).

     4.4 Rights Agreement, dated as of November 20, 1998, by and between Illuminet Holdings, Inc. and UMB Bank, N.A., as Rights Agent, as amended on August 2, 1999 (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement under the Securities Act of 1933 on Form S-1, filed August 23, 1999 and amended on September 16, 1999 and amended on October 7, 1999).

     4.5  Amendment No. 2 to Rights Agreement (incorporated by reference to
          Exhibit 4.4 of the Company's Registration Statement under the
          Securities Act of 1933 on Form S-1, filed August 23, 1999 and amended on September 16, 1999 and amended on October 7, 1999).

     4.6  Illuminet Holdings, Inc. 1997 Equity Incentive Plan, as amended
          (incorporated by reference to Exhibit 10.1 of the Company's
          Registration Statement under the Securities Act of 1933 on Form S-1, filed August 23, 1999 and amended on September 16, 1999 and amended on October 7, 1999).

     4.7  Illuminet Holdings, Inc. 1999 Stock Purchase Plan.

     5    Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company.

     23.1 Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5).

     23.2 Consent of Ernst & Young LLP, Independent Auditors.

     24   Powers of Attorney (included in the signature page to Registration
          Statement).


ITEM 9: UNDERTAKINGS

Rule 415 Offering.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Incorporation of Subsequent Exchange Act Documents by Reference.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Form S-8 Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on October 12, 1999.

                                        ILLUMINET HOLDINGS, INC.


                                        By: /s/ Roger H. Moore
                                           -------------------------------------
                                           Roger H. Moore
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors of Illuminet Holdings, Inc., hereby severally constitute Roger H. Moore and Daniel
E. Weiss, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8, and generally to do all such things in our names and in our capacities as directors to enable Illuminet Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

       Signature                              Title                            Date
       ---------                              -----                            ----

 /s/ Theodore D. Berns                       Director                    October 12, 1999
-----------------------
   Theodore D. Berns

  /s/ Eugene L. Cole                         Director                    October 12, 1999
-----------------------
    Eugene L. Cole

  /s/ Aubrey E. Judy                         Director                    October 12, 1999
-----------------------
    Aubrey E. Judy

  /s/ Kenneth L. Lein                        Director                    October 12, 1999
-----------------------
    Kenneth L. Lein

/s/ Richard A. Lumpkin                       Director                    October 12, 1999
-----------------------
  Richard A. Lumpkin

/s/ James S. Quarforth                       Director                    October 12, 1999
-----------------------
  James S. Quarforth

   /s/ G. I. Ross                            Director                    October 12, 1999
------------------------
      G. I. Ross

  /s/ James W. Strand                        Director                    October 12, 1999
------------------------
    James W. Strand

/s/ Gregory J. Wilkinson                     Director                    October 12, 1999
------------------------
 Gregory J. Wilkinson

  /s/ Roger H. Moore            Director, Chief Executive Officer        October 12, 1999
------------------------          (Principal Executive Officer)
    Roger H. Moore

  /s/ Daniel E. Weiss
------------------------      Chief Financial Officer, Secretary and     October 12, 1999
    Daniel E. Weiss             Treasurer (Principal Financial and
                                       Accounting Officer)

                                      -10-